Exhibit 99.1

NEWS RELEASE

RAMBUS RECEIVES EXCEPTION FROM NASDAQ LISTING AND HEARING REVIEW COUNCIL

LOS ALTOS, Calif. – May 31, 2007 – Rambus Inc. (Nasdaq: RMBS) today announced that the Nasdaq Listing and Hearing Review Council has granted the Company an exception, under Rule 4802(b), to demonstrate compliance with the Nasdaq Stock Market continued listing requirements, including the requirement that Rambus provide Nasdaq with reports filed with the SEC within the time periods required by SEC rules, until July 18, 2007.

As previously announced, the Audit Committee of the Board of Directors is conducting an independent review of the Company’s historical stock option granting practices and related accounting matters. Rambus intends to file its delinquent quarterly and annual reports as soon as practicable following the conclusion of the review and the completion of its restatement.

As previously disclosed, on February 6, 2007, the Nasdaq Listing and Hearing Review Council determined it would call the Company’s matter for review. In connection with the call for review, the Listing Council had requested that the Company provide an update by March 30, 2007 on its efforts to file the delayed Forms 10-Q for the quarters ended June 30, 2006 and September 30, 2006 and related matters, which Rambus responded to in due course. The Listing Council has determined to exercise its discretionary authority to grant the Company an exception to become compliant with Nasdaq filing requirements by July 18, 2007. If Rambus fails to comply with such requirements by this date, its common stock will be suspended from trading on the Nasdaq Global Select Market effective July 20, 2007.

Rambus will continue to work with Nasdaq in order to seek any available reviews and/or stays of delisting that may be necessary, but there can be no assurance that any additional relief will be available or granted.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to Rambus’ financial restatements, the Audit Committee’s independent investigation and the potential delisting of Rambus’ common stock from the Nasdaq Global Select Market. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs, and certain assumptions made by Rambus’ management, and there can be no assurance concerning the timing of financial restatements, their adequacy for continued listing on the Nasdaq Global Select Market, the outcome of the Audit Committee’s independent investigation or any efforts to stay or extend any delisting from the Nasdaq Global Select Market. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described in Rambus’ periodic reports filed with the SEC. Rambus undertake no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Additional information is available at www.rambus.com.

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Press Contact:

Linda Ashmore

Rambus Inc.

(650) 947-5411

lashmore@rambus.com